Exhibit 99



                            Contact:  Media Relations   Investor Relations
                                      Jim Badenhausen   William Pike
                                      212-761-4472      212-761-0008


                                                         For Immediate Release

[LOGO OMITTED]
Morgan Stanley


Charles F. Knight and John E. Jacob Step Down from Morgan Stanley Board of Directors


NEW YORK, September 9, 2005 - The Board of Directors of Morgan Stanley (NYSE:
MWD) announced today that Charles F. Knight and John E. Jacob have resigned from the Board, effective immediately.


In a letter to John J. Mack, Chairman and Chief Executive Officer, Mr. Knight wrote, "It has been my privilege to serve on the Morgan Stanley Board of Directors since 1999. I believe the Board has accomplished a great deal for Morgan Stanley's shareholders, employees and clients, and has brought the Firm to a point of tremendous opportunity. Morgan Stanley today has an unparalleled global financial services platform and the correct strategic direction. I have great confidence in your ability as CEO and great optimism for the future. It is my desire to provide you and the Board with flexibility in shaping the Board's composition. To get the process started as quickly as possible, I have decided to step down immediately. I wish you every success in continuing to strengthen Morgan Stanley's position as the world's premier financial services company."


In a letter to Mr. Mack, Mr. Jacob wrote, "Morgan Stanley is a giant in the industry and I believe the magnitude of its growth in the future will be greatly enhanced by your vision and leadership. I also believe, John, that your ability to accelerate the changes needed can be facilitated by a remake of Morgan Stanley's Board of Directors. The recent election of the three outstanding new directors reflects the direction Morgan Stanley must go to be competitive and successful in the future. For that reason, I am submitting my resignation from the Board to become effective immediately. I wish you, the Board, the employees and the Firm continued success as you move forward into the future."


Mr. Mack said, "Chuck Knight and John Jacob have both made a significant contribution to Morgan Stanley during their years on the Board. Chuck brought years of experience as a highly respected business leader to the role, and John had a distinguished and extensive background as a corporate director and a non-profit and corporate executive that provided valuable perspective to the Board. On behalf of the entire Morgan Stanley Board of Directors, I want to express our appreciation to John and Chuck for their service and their strong commitment to the Firm."


On August 17, the Board elected three new directors - Roy J. Bostock, Charles
H. Noski and O. Griffith Sexton. On September 6, Michael Miles resigned as a director after more than ten years on the Board. With the resignations of Mr. Knight and Mr. Jacob, the Board will have 11 directors, including 9 independent directors.


Morgan Stanley is a global financial services firm and a market leader in securities, investment management, and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.


                                    # # #



                                       2